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EXHIBIT 99.1

LIFEPOINT INC.                                        CORPORATE HEADQUARTERS
                                                      1205 South Dupont Street
                                                      Ontario, CA 91761
                                                      Tel: 909-418-3000
                                                      Fax: 909-418-3003
                                                      E-mail: LifePoint@LFPT.com





November 24, 2004


Shareholders of LifePoint, Inc.

         Re: Notice of Reliance on Exception from AMEX Shareholder Approval Requirements
                  --------------------------------------------------------------

Dear Shareholder:

         LifePoint, Inc. (the "Company") has received commitments and funding for a $4 million private placement of Series E Convertible Preferred Stock and Warrants to purchase Common Stock. The investors include several investment groups and funds, including St. Cloud and Stephens Investment Management. Think Equity Partners L.L.C. served as the placement agent for the offering. The offering involves an (i) aggregate of 4,000 shares of Series E Preferred Stock ($4 million face amount) convertible into an aggregate of 20,000,000 shares of Common Stock (conversion price of $0.20) and (ii) Warrants to purchase an aggregate of 20,000,000 shares of Common Stock, exercisable for a period of five years at an exercise price of $.40 per share. The Series E Preferred Stock pays a 5% dividend payable in stock or cash at the Company's option, subject to certain conditions. The issuance of the securities in this offering will occur following ten days from the date of this letter as further described below.

         Since the Series E Preferred Stock is convertible into more than 20% (20.78%) of the Company's outstanding shares of Common Stock at a price below the greater of book or market value, the American Stock Exchange ("AMEX") rules would normally require the Company to obtain shareholder approval prior to closing the transaction, pursuant to Section 713(a)(ii) of the AMEX Company Guide. Pursuant to the Company's request, however, AMEX has determined that the Company may rely on an exception to the shareholder approval requirement provided in Section 710(b) of the AMEX Company Guide, because the cost and the time needed for such a shareholder approval would seriously jeopardize the financial viability of the enterprise. The Company's Audit Committee has expressly approved the Company's reliance on this exception. The mailing of this letter to Company shareholders is a requirement for reliance on that exception. The Company expects to issue the securities and complete the offering following such ten-day period, on or about December 6, 2004.

Sincerely,


Linda Masterson
President and CEO
LifePoint, Inc.